Exhibit 99.1

Applied DNA Announces Selected Preliminary Unaudited Fiscal Fourth Quarter and Year End Results

STONY BROOK, N.Y. - December 15, 2017 - Applied DNA Sciences, Inc. (NASDAQ: APDN; “Applied DNA) today announced selected preliminary unaudited financial results for the full fiscal year and quarter ended September 30, 2017.

Preliminary (Unaudited) Fiscal 2017 Financial Results:

•	Revenues increased 13% to $4.8 million as compared to $4.2 million in the prior fiscal year. The increase in year-over-year total revenues is attributable to increases in product revenue of approximately $1.4 million in the textile industry primarily for protecting cotton supply chains, offset by a net decrease in service revenues from government contract awards of approximately $800 thousand, primarily as a result of two awards which expired in July and August 2016.
•	Total operating expenses were $16.5 million, compared with $15.2 million in the prior fiscal year, an increase of approximately $1.3 million or 8%. The increase is primarily attributable to an increase in stock based compensation expense, offset by a decrease in R&D due to the expiration of the two government contract awards.
•	Net loss for fiscal 2017 was $12.9 million, or $0.49 per share, compared with a net loss of $12.2 million, or $ 0.51 per share, in the prior fiscal year.

Preliminary (Unaudited) Fiscal Fourth Quarter Results:

•	Revenues decreased 30% for the fourth quarter of fiscal 2017 to $1.1 million, compared with $1.6 million reported in the fourth quarter of fiscal 2016, and decreased 36% from the $1.8 million reported in the third fiscal quarter ended June 30, 2017. The year-over-year quarterly decrease in revenues resulted primarily from decreased sales to the textile industry. The year-over-year quarterly decrease in textile industry sales was due to the fact that the shipments of DNA concentrate took place in the third quarter of fiscal 2017 as compared to fiscal 2016 when they took place in the fourth quarter, as well as the restructuring of payment terms under the June 23, 2017 licensing agreement with Himatsingka America, Inc. The timing of the shipments is also the reason for the decrease in revenues for the fourth quarter of fiscal 2017 as compared to the prior fiscal quarter.
•	Total operating expenses remained fairly flat at $3.7 million for the fourth fiscal quarter of 2017, compared with $3.6 million in the prior fiscal year’s quarter.
•	Net loss for the quarter ended September 30, 2017 was $2.9 million, or $0.10 per share, compared with a net loss of $2.4 million, or $0.10 per share, for the quarter ended September 30, 2016 and a net loss of $2.6 million, or $0.10 per share, for the quarter ended June 30, 2017.

The Company also announced that it anticipates filing its Annual Report on Form 10-K for the fiscal year ended September 30, 2017 with the Securities and Exchange Commission by December 29, 2017.

“Our fiscal 2017 performance reflects growing market awareness and adoption of our DNA technology platform in our key business verticals, resulting in the largest pipeline of pilot projects and highest annual recurring revenue run-rate in Applied DNA’s history,” stated Dr. James Hayward, president and CEO. “In addition to seeing increasing long-term demand in our textile business, we have broadened the applicability of our technology platform in markets adjacent to our core markets and are successfully demonstrating to manufacturers that molecular tag technology can be strategic to their business goals. This is yielding partnerships with market leaders such as Videojet in inkjet printing and marking systems and Rosier in fertilizer that accelerates our time-to-revenue in their respective verticals. We believe that our successes in fiscal 2017 place us firmly on a path to revenue growth in fiscal 2018.”

Preliminary Results

The financial data contained in this press release are unaudited, preliminary, based upon Applied DNA’s good faith estimates and subject to completion of Applied DNA's financial closing procedures. While Applied DNA expects that its final financial results for the fiscal year and quarter ended September 30, 2017, following the completion of its financial closing procedures, will generally be consistent with the amounts provided in this press release, Applied DNA's actual results may differ materially from these estimates as a result of the completion of its financial closing procedures, as well as final adjustments and other developments that may arise between now and the time that its financial results for the fiscal year and quarter ended September 30, 2017 are finalized.

The results provided in this press release are preliminary and subject to completion and audit of Applied DNA’s financial statements in conjunction with the Company’s 2017 Form 10-K filing with the Securities and Exchange Commission anticipated to occur by December 29, 2017.

About Applied DNA Sciences

Applied DNA Sciences makes life real and safe by providing innovative, molecular-based technology solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion. The proprietary DNA-based “CertainTTM” Platform can be used to identify, tag, track, and trace products, to help assure authenticity, origin, traceability and quality of products. SigNature® DNA describes the core technology ingredient that is at the heart of a family of uncopyable, security and authentication solutions such as SigNature® T and fiberTyping®, targeted toward textiles and apparel, BackTrac™ and DNAnet®, for anti-theft and loss prevention, and digitalDNA®, providing powerful track- and-trace. All provide a forensic chain of evidence, and can be used to prosecute perpetrators. Applied DNA Sciences is also engaged in the large-scale production of specific DNA sequences using the polymerase chain reaction.

Go to adnas.com for more information, events and to learn more about how Applied DNA Sciences makes life real and safe. Applied DNA’s Common stock is quoted on NASDAQ under the symbol APDN, and its warrants are quoted under the symbol APDNW.

Forward-Looking Statements

The statements made by APDN in this press release may be “forward-looking” in nature within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements describe APDN’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our history of losses, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 6, 2016, and our subsequent quarterly reports on Form 10-Q filed on February 9, 2017, May 11, 2017 and August 10, 2017  which are available at www.sec.gov. APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor contact: Sanjay M. Hurry, 212-838-3777, LHA, shurry@lhai.com

Media contact: Susan Forman, Dian Griesel Int’l., 212-825-3210, sforman@dgicomm.com

Web: www.adnas.com

Twitter: @APDN